Exhibit 99.1

Renatus Tactical Acquisition Corp I Announces the Separate Trading of Its Class A Ordinary Shares and Warrants, Commencing on June 9, 2025

Coral Gables, Florida, June 4, 2025  – Renatus Tactical Acquisition Corp I (Nasdaq: RTACU) (the “Company”) today announced that, commencing on June 9, 2025, holders of the units (the “Units”) sold in the Company’s initial public offering may elect to separately trade the Company’s Class A ordinary shares (the “Ordinary Shares”) and warrants (the “Warrants”) included in the Units.

The Ordinary Shares and Warrants received from the separated Units will trade on the Nasdaq Global Market (“Nasdaq”) under the symbols “RTAC” and “RTACW,” respectively. Units that are not separated will continue to trade on Nasdaq under the symbol “RTACU.” No fractional Warrants will be issued upon separation of the Units and only whole Warrants will trade. Holders of Units will need to have their brokers contact Odyssey Transfer and Trust Company, the Company’s transfer agent, in order to separate the Units into Ordinary Shares and Warrants.

The Company was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.  While the Company may pursue an initial business combination target in any industry, sector or geographic region, the Company intends to focus its search on high potential businesses based in the United States in the cryptocurrency and blockchain, data security and dual use technologies markets.

The Units were initially offered by the Company in an underwritten offering. Clear Street acted as sole book-running manager for the offering. Copies of the prospectus relating to the offering may be obtained from Clear Street, Attn: Syndicate Department, 150 Greenwich Street, 45th floor, New York, NY 10007, by email at ecm@clearstreet.io, or from the U.S. Securities and Exchange Commission’s (the “SEC”) website at www.sec.gov.

The registration statement relating to the securities of the Company was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on May 14, 2025. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the future operations of the Company. No assurance can be given that the Company will ultimately complete a business combination transaction in the sector it is targeting or at all. Management has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While they believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond management’s control. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the Company’s initial public offering filed with the SEC, which could cause actual results to differ from forward-looking statements. Copies of these documents are available on the SEC’s website, at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law. No assurance can be given that the Company will ultimately complete a business combination transaction.

Contact

Alexander Cano
Renatus Tactical Acquisition I
Phone: 645-201-8586
Email: ac@renatusadvisors.com
Website: www.RTAC1.com